Exhibit 10.1

EMPLOYMENT TRANSITION AGREEMENT

This EMPLOYMENT TRANSITION AGREEMENT (this “Agreement”) is made and entered into this May 20, 2021 (the “Effective Date”), by and between Custom Truck One Source, Inc. (f/k/a NESCO Holdings, Inc, the “Company”), and Joshua Boone (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive wishes to be employed by the Company and the Company wishes to employ Executive under the terms of this Agreement;

WHEREAS, the Company previously acquired Custom Truck One Source, L.P. and upon the consummation thereof (the “Closing”) Executive incurred an event of “Good Reason” under his Employment Agreement with the Company dated as of May 15, 2020 (as amended, the “Prior Agreement”);

WHEREAS, the Company has requested, and Executive agrees, pursuant to the terms and conditions set forth below, that Executive provide a period of transition services to the Company, upon the termination of which Executive’s employment shall terminate (if not terminated sooner) and Executive shall be entitled to certain severance benefits provided under the Prior Agreement and restated herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions

. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix 1, attached hereto and incorporated herein.

Section 2. Acceptance and Term of Employment

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The initial term of employment shall commence effective as of the Effective Date and continue until September 30, 2021 (the “6 Month Term”), subject to extension from October 1 through December 31, 2021 on such terms as may be mutually agreed by the Company and Executive (the “Optional Term”), and further subject, in each case of the 6 Month Term and the Option Term, to termination at any time pursuant to Section 8 hereof. For the Optional Term to be exercised, both Executive and the Company must mutually agree in writing at least ten (10) days in advance of the expiration of the 6 Month Term. The 6 Month Term plus the Optional Term, if any, shall be considered the “Term of Employment” for the purpose of this Agreement.

Section 3. Position, Duties, and Responsibilities; Place of Performance

(a) Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as Vice President, Integration of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such title, which may include managing certain aspects of the day-to-day business activities of the Company (subject to operating guidelines and budgets established by the Board from time to time). Executive shall report to the President and Chief Operating Officer of the Company.

(b) Performance. Executive shall devote Executive’s full business time, attention, skill, and reasonable best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company or any member of the Company Group, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. For the avoidance of doubt, nothing in this Agreement prohibits Executive from serving on the board of directors (or similar governing body) of one or more for-profit entities so long as such service (A) does not result in a conflict of interest on Executive’s part, (B) does not interfere with Executive’s obligations under this Agreement and (C) is approved in writing by the chairperson of the Board (which approval would not be unreasonably withheld).

(c) Principal Place of Employment. Executive’s principal place of employment shall be in Fort Wayne, Indiana, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

Section 4. Compensation

During the Term of Employment, Executive shall be entitled to the following compensation:

(a) Base Salary. Executive shall be provided annualized base salary, payable in accordance with the regular payroll practices of the Company, of $400,000.00 (“Base Salary”).

(b) Equity Grants. On the Effective Date (and as a condition of entering into this Agreement) and for the avoidance of doubt without regard for Section 8, the vesting of Executive’s outstanding restricted stock unit and stock option awards under the Company’s Amended and Restated 2019 Omnibus Incentive Plan (as amended, the “Plan”) that were not (and did not become) fully vested at the Closing shall accelerate and vest in full. The settlement of Executive’s restricted stock unit award will occur within sixty (60) days after the Effective Date, in accordance with the terms of the Plan and the restricted stock unit award agreement governing such restricted stock unit award (together, the “Award Documents”), and Executive shall be permitted to utilize a broker assisted sale to satisfy Executive’s applicable tax withholding obligations with respect to such settlement, in accordance with the terms of the Award Documents, including Section 9.5 of the Plan. The Company and Executive will cooperate in good faith to effect such broker assisted sale. All vested stock option awards shall be exercisable for two (2) years following the date of Executive’s termination of employment for any reason.

(c) Special Bonus. If the Term of Employment continues beyond December 31, 2021 on terms as the parties may mutually agree, Executive will be paid the Special Bonus within fifteen (15) days after the effectiveness of a Release of Claims entered into by Executive on or after December 31, 2021 in accordance with Section 8(g), but paid not later than March 15, 2022. In the event of Executive’s termination of employment (i) during or on the expiration of the 6 Month Term or (ii) thereafter if during the Optional Term, prior to December 31, 2021, the Special Bonus (if any) will be paid to Executive in accordance with Section 8.

Section 5. Employee Benefits

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company and the Company Group, subject to the terms of the applicable plans and programs. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company and the Company Group in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6. Key-Man Insurance

At any time during the Term of Employment, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

Section 7. Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time. The Company will reimburse Executive for, or directly pay on his behalf, his reasonable professional fees incurred to negotiate and prepare this Agreement, and other related agreements, upon presentation of one or more invoices therefore, in an amount not to exceed $10,000.

Section 8. Termination of Employment.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason, and (v) expiration of the Term of Employment. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, offices and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall not commence until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to the Accrued Obligations. Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement, including any Base Salary or portion of the Special Bonus for any time that, but for Executive’s death or Disability, would otherwise remain in the Term of Employment.

(c) Termination by the Company for Cause.

(i) The Company may terminate Executive’s employment at any time for Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i), (ii) or (iii) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled only to the Accrued Obligations.

(iii) Notwithstanding the foregoing, if the Company terminates Executive’s employment for Cause during the Optional Term, Executive shall receive sixty-six percent (66%) of the Special Bonus (to the extent not yet paid) on the Company’s first regular payroll date following the effective date of the Release of Claims in accordance with Section 8(g) hereof; provided, that, Executive shall be required to repay the net (after-tax) amount of the Special Bonus (or portion thereof) actually paid to Executive upon the expiration of the thirty (30) day notice period described below, in the event that Executive materially breaches any provision of the Non-Interference Agreement (it being agreed by the parties that a breach of the non-competition covenants included in the Non-Interference Agreement shall be deemed material) and does not cure such breach within thirty (30) days after receipt of written notice thereof from the Company. For the avoidance of doubt, if the Company terminates Executive’s employment for Cause during the 6 Month Term, Executive shall not be entitled to receive any portion of the Special Bonus.

(iv) Following such termination of Executive’s employment for Cause, except as set forth in this Section 8(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause or Expiration of the Term of Employment. The Company may terminate Executive’s employment at any time during the Term of Employment without Cause, effective upon Executive’s receipt of written notice of such termination or such other date as is specified in such notice. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) during the Term of Employment or in connection with the expiration of the Term of Employment, Executive shall be entitled to:

(i) The Accrued Obligations; and

(ii) The Special Bonus, payable as follows: (A) on September 30, 2021, sixty-six percent (66%) of the Special Bonus if Executive’s termination of employment occurs prior to the start of the Optional Term or (B) on December 31, 2021, one hundred percent (100%) of the Special Bonus if Executive’s termination of employment occurs at any time on or after the first day of the Optional Term.

Notwithstanding the foregoing, the payment described in clause (ii) above shall immediately terminate, the Company shall have no further obligations to Executive with respect thereto and Executive shall be required to repay the net (after-tax) amount of the Special Bonus (or portion thereof) actually paid to Executive upon the expiration of the thirty (30) day notice period described below, in the event that Executive materially breaches any provision of the Non-Interference Agreement (it being agreed by the parties that a breach of the non-competition covenants included in the Non-Interference Agreement shall be deemed material) and does not cure such breach within thirty (30) days after receipt of written notice thereof from the Company. Following such termination of Executive’s employment by the Company without Cause or upon the expiration of the Term of Employment, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement, including any Base Salary or portion of the Special Bonus for any time that, but for Executive’s termination by the Company without Cause, would otherwise remain in the Term of Employment. For the avoidance of doubt, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason during the Term of Employment by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. The Company shall have thirty (30) days to cure the event constituting Good Reason (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to:

(i) The Accrued Obligations; and

(ii) The Special Bonus, payable as follows: (A) on September 30, 2021, sixty-six percent (66%) of the Special Bonus if Executive’s termination of employment occurs prior to the start of the Optional Term or (B) on December 31, 2021, one hundred percent (100%) of the Special Bonus if Executive’s termination of employment occurs at any time on or after the first day of the Optional Term.

Notwithstanding the foregoing, the payment described in clause (ii) above shall immediately terminate, the Company shall have no further obligations to Executive with respect thereto and Executive shall be required to repay the net (after-tax) amount of the Special Bonus (or portion thereof) actually paid to Executive upon the expiration of the thirty (30) day notice period described below, in the event that Executive materially breaches any provision of the Non-Interference Agreement (it being agreed by the parties that a breach of the non-competition covenants included in the Non-Interference Agreement shall be deemed material) and does not cure such breach within thirty (30) days after receipt of written notice thereof from the Company. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement, including any Base Salary or portion of the Special Bonus for any time that, but for Executive’s termination of employment with Good Reason, would otherwise remain in the Term of Employment. For the avoidance of doubt, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Termination by Executive without Good Reason.

(i) Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason.

(ii) In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations.

(iii) Notwithstanding the foregoing, if Executive terminates Executive’s employment without Good Reason during the Optional Term, Executive shall receive sixty-six percent (66%) of the Special Bonus (to the extent not yet paid) on the Company’s first regular payroll date following the effective date of the Release of Claims in accordance with Section 8(g) hereof; provided, that, Executive shall be required to repay the net (after-tax) amount of the Special Bonus (or portion thereof) actually paid to Executive upon the expiration of the thirty (30) day notice period described below, in the event that Executive materially breaches any provision of the Non-Interference Agreement (it being agreed by the parties that a breach of the non-competition covenants included in the Non-Interference Agreement shall be deemed material) and does not cure such breach within thirty (30) days after receipt of written notice thereof from the Company. For the avoidance of doubt, if Executive terminates Executive’s employment without Good Reason during the 6 Month Term, Executive shall not be entitled to receive any portion of the Special Bonus.

(iv) Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the provision of any payment or benefit pursuant to subsection (b), (c), (d), (e) or (f) of this Section 8 (other than clauses (i), (ii) and (iii) of the Accrued Obligations) (collectively, the “Severance Benefits”), or pursuant to Section 4(c), shall be conditioned upon Executive’s execution (or execution by Executive’s estate), delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive (or Executive’s estate) fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

Section 9. Non-Interference Agreement

As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Non-Interference Agreement.

Section 10. Representations and Warranties of Executive

. Executive represents and warrants to the Company that—

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and

(c) in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

Section 11. Compliance with Anti-Corruption, Anti-Money Laundering and Economic Sanctions Laws and Regulations

(a) In performing services under the Agreement, Executive will comply with all Company policies, and all applicable laws and regulations.

(b) At all times: (i) Executive will perform the services under this Agreement in strict and absolute compliance with applicable securities laws and other applicable legal and regulatory requirements, in each case in any jurisdiction in which Executive engages in any activity contemplated by this Agreement, and (ii) without limiting the generality of the foregoing, in connection with the performance of the services under this Agreement, Executive will engage in no act or practice that would, directly or indirectly, contravene the United States Foreign Corrupt Practices Act or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the UK Bribery Act 2010, any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, or any similar statute applicable in any jurisdiction in which Executive engages in any activity, that prohibits bribery, money laundering or payments to public officials, including, without limitation, any policies of any governmental or quasi-governmental agency implementing or enforcing the foregoing.

(c) Executive represents, warrants and agrees that Executive has not paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value and Executive will not pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value to (i) any government official (including, without limitation, all officers or employees of a government department, agency, or instrumentality, candidates for political office, officials of public international organizations, and employees or affiliates of state-owned or controlled enterprises), (ii) any other person either for an advance or reimbursement if you know or have reason to know that any part of the payment or item of value has been or will be given to any government official, or (iii) any other person or entity, in order to assist Executive or Company in obtaining or retaining business.

Section 12. Taxes

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement.

Section 13. Set Off; Mitigation

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(iii) or Section 8(e)(iii) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation or benefit earned as a result of Executive’s other employment or otherwise.

Section 14. Additional Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first (1st) business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 15. Successors and Assigns; No Third-Party Beneficiaries

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets without Executive’s consent.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16. Waiver and Amendments

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17. Severability

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18. Governing Law; Waiver of Jury Trial

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF INDIANA. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 19. Arbitration

Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in Fort Wayne, Indiana, before a single, mutually-agreed neutral arbitrator, through JAMS under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com or upon written request to the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to Executive’s employment; provided that Executive will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) administrative claims brought before any state or federal governmental authority (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Section 19); and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission (or any similar agency in any applicable jurisdiction) (provided, that, except as otherwise provided by law, Executive will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits). Further, nothing in this Section 19 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. In resolving any matter submitted to arbitration, the arbitrator will strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator’s authority and jurisdiction will be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury. The arbitrator will issue a written decision that contains the essential findings of fact and conclusions of law on which the decision is based, which may be entered as a judgment in any court of competent jurisdiction. The Company shall pay all costs of arbitration, including without limitation, arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, each party shall each bear its or his or her own expenses, such as attorneys’ fees, costs and disbursements; provided, however, the Company and Executive agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

Section 20. Notices

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered or sent by facsimile or email transmission to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered or sent by facsimile or email transmission to the other party as herein provided; provided, that unless and until some other address is so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first (1st) business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third (3rd) business day after the date of such mailing, and (iv) if sent by facsimile or email transmission upon acknowledgment of receipt of electronic transmission.

Section 21. Section Headings

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 22. Entire Agreement

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement and the Restrictive Covenant Agreement (as defined in the Prior Agreement) between Executive and the Company dated as of May 15, 2020.

Section 23. Survival of Operative Sections

Upon any termination of Executive’s employment, the provisions of Section 8 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 24. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

* * *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Custom Truck One Source, Inc.

By:	/s/ Adam Haubenreich
	Name:	Adam Haubenreich
	Title:	Vice President – General Counsel, Secretary

[Signature Page to Joshua Boone Employment Transition Agreement]

Joshua Boone

/s/ Joshua Boone
Joshua Boone

[Signature Page to Joshua Boone Employment Transition Agreement]

APPENDIX 1
Definitions

(a) “6 Month Term” shall mean the term of employment specified in Section 2 hereof.

(b) “Accrued Obligations” shall mean

(i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment;

(ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof;

(iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein; and

(iv) payment of an amount equal to the sum of twelve (12) months of Executive’s Base Salary plus COBRA Premiums (defined below), which sum shall be paid over a period of twelve (12) months (the “Severance Period”) in substantially equal payroll installments (less applicable withholding taxes) following the date of termination of Executive’s employment, commencing in accordance with, and subject to, Section 8(g) and provided that Executive is not in material breach of the Non-Interference Agreement (it being agreed by the parties that a breach of the non-competition covenants included in the Non-Interference Agreement shall be deemed material) (taking into account a period of thirty (30) days to cure any breach thereof after receipt of written notice thereof from the Company).

For such purposes, “COBRA Premiums” means, to the extent permissible under the Company’s group health plan, continuation, during the Severance Period (or if earlier, until the date that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Period), of health benefits provided to Executive and Executive’s dependents immediately prior to such termination, at the same cost applicable to active employees of the Company. Notwithstanding the foregoing, if the Company’s obligations for payment of COBRA Premiums would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) or to the extent such continuation is not permissible under the Company’s group health plan, the Company shall discontinue the COBRA Premium payments and shall instead pay to Executive a lump-sum payment equal to the employer portion of premium costs of health benefits (calculated based on the premiums for the first month of such benefits following the date of Executive’s termination) provided to Executive and Executive’s dependents for the remainder of the Severance Period no later than thirty (30) days after such determination by the Company.

(c) “Agreement” shall have the meaning set forth in the preamble hereto.

(d) “Base Salary” shall have the meaning set forth in Section 4(a) hereof.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Cause” shall mean (i) Executive’s material breach of this Agreement or any other material agreement entered into between Executive and the Company, including the Non-Interference Agreement, (ii) Executive’s gross negligence (other than as a result of Disability) or willful misconduct in carrying out his duties hereunder, resulting in harm to the Company, (iii) Executive’s material breach of any of his fiduciary obligations as an officer of the Company, including without limitation, an act of fraud, conversion, misappropriation, or embezzlement by Executive involving the assets of the Company or its affiliates or in the performance of Executive’s duties, or (iv) any conviction by a court of law of, or entry of a pleading of guilty or nolo contendere by Executive with respect to, a felony or any other crime for which fraud or dishonesty is a material element, excluding traffic violations, provided, however, the Company shall not be permitted to terminate Executive for Cause pursuant to subsections (i), (ii), or (iii) if the Company shall not have previously provided Executive with a one-time only written notice from the Company that Executive committed any act set forth in subsections (i), (ii) or (iii) which Executive failed to cure within thirty (30) days following receipt of such notice.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h) “Company” shall have the meaning set forth in the preamble hereto.

(i) “Company Group” shall mean, collectively, the Company and its subsidiaries and affiliates.

(j) “Delay Period” shall have the meaning set forth in Section 14 hereof.

(k) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents, or, in the good faith determination of the Company, would be reasonably likely to prevent, the performance of Executive’s duties for a period of (i) one hundred eighty (180) consecutive days or (ii) two hundred seventy (270) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(l) “Effective Date” shall have the meaning set forth in the preamble hereto.

(m) “Exchange Act” shall have the meaning set forth in Section 20 hereof.

(n) “Executive” shall have the meaning set forth in the preamble hereto.

(o) “Good Reason” shall mean any of the following events: (i) a material reduction in Executive’s Base Salary or a material reduction in the Special Bonus opportunity, other than a reduction of less than 10% made as part of an across-the-board reduction of cash compensation of all similarly situated employees; (ii) a relocation of Executive’s principal place of employment by more than fifty (50) miles; (iii) any breach by the Company of a material obligation under this Agreement; or (iv) any failure of a third party purchaser of all or substantially all of the assets of the Company to expressly assume the Company’s obligations under this Agreement; provided that any event described in clauses (i) through (iv) shall not constitute “Good Reason” unless the Company fails to cure or cause to be cured such event within thirty (30) days after receipt from Executive of notice of Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s actual knowledge thereof, unless Executive has delivered notice of Good Reason to the Company prior to such date.

(p) “JAMS” shall mean Judicial Arbitration & Mediation Services/Endispute.

(q) “Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(r) “Optional Term” shall mean the term of employment specified in Section 2 hereof.

(s) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(t) “Release of Claims” shall mean a general release of claims in favor of the Company Group delivered to Executive in connection with Executive’s termination of employment substantially in the form attached as Exhibit B hereto.

(u) “Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.

(v) “Special Bonus” shall mean an amount equal to one hundred and seventy-five percent (175%) of Base Salary.

(w) “Term of Employment” shall mean the 6 Month Term and the Optional Term, if any.